SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:                  [ ] Confidential, for Use of the
[ ] Preliminary Proxy Statement                 Commission Only (as permitted by
[X] Definitive Proxy Statement                  Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                                NYNEX Corporation
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                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     2)  Aggregate number of securities to which transaction applies:
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     3) Per unit  price  or  other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11(1) (Set forth the amount on which the filing fee is calculated and state how it was determined:
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[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     4)  Date Filed:
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Notes:

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PROXY STATEMENT

CONTENTS
--------

Voting of Shares                                                               2

Security Ownership of Certain Beneficial Holders
        and Management                                                         3

Board of Directors                                                             3

Election of Directors (Item A on Proxy Card)                                   5

Ratification of Appointment of Auditors
        (Item B on Proxy Card)                                                 8

Board of Directors' Proposal to Approve Changes in
        the NYNEX Non-Employee Director Compensation
        Program (Item C on Proxy Card)                                         8

Share Owners' Proposals: (Items 1-3 on Proxy Card)
        #1 Repeal of Board Classification                                     10
        #2 Charitable Contributions Listing                                   11
        #3 Cumulative Voting                                                  12

Other Matters to Come Before the Meeting                                      13

Submission of Director Nominations, Proposals or
        Other Business at Share Owner Meetings                                13

Executive Compensation:
        Committee on Benefits Report on
        Executive Compensation                                                13

Summary Compensation Table                                                    18

1995 Option Exercises/1995 Option Grants                                      19

Retirement Plans/Pension Table                                                20

Employment Contracts, Termination of Employment
        and Change in Control Arrangements                                    21

Share Owner Return Performance Graph                                          22

Other Information                                                             22


NOTICE OF ANNUAL MEETING
OF SHARE OWNERS
------------------------

The 1996 Annual Meeting of Share Owners of NYNEX Corporation will be held at the John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, May 1, 1996 at 10:30 a.m., for the following purposes:

o To elect four Directors;

o To ratify the appointment of auditors to audit NYNEX's consolidated financial statements for the fiscal year 1996;

o To approve changes in the NYNEX Non-Employee Director Compensation Program;
and

o To act upon such other matters, including three Share Owner proposals regarding the classified Board of Directors, charitable contributions, and cumulative voting, as may properly come before the meeting.

Holders of record of shares of Common Stock of NYNEX at the close of business on Monday, March 18, 1996 will be entitled to vote at the meeting and any adjournment thereof.

/s/ Morrison DeS. Webb
Morrison DeS. Webb
Executive Vice President,
General Counsel and Secretary

March 18, 1996

YOUR VOTE IS IMPORTANT
Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed prepaid envelope.


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2 Voting of Shares                                         NYNEX Proxy Statement
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PROXY STATEMENT

This proxy statement and the accompanying proxy voting instruction card ("proxy card") are being mailed, beginning March 18, 1996, to owners of shares of Common Stock ("Shares") of NYNEX Corporation ("NYNEX") in connection with the solicitation of proxies by the Board of Directors ("Board") for the 1996 Annual Meeting of Share Owners ("Meeting") in Boston, Massachusetts. This proxy procedure is necessary because many of NYNEX's Share Owners, who live throughout the United States and in many foreign countries, will not be able to attend the Meeting. Proxies are solicited to give all Share Owners an opportunity to vote. Shares can be voted at the Meeting only if the Share Owner is represented by proxy or is present in person (see "Voting of Shares" below).

If you plan to attend the meeting, please mark the appropriate box on the proxy card, detach and return in the envelope provided, and retain the accompanying admission ticket. Beneficial owners can obtain admission at the door by presenting a legal proxy or other proof of ownership, such as a bank or broker account statement, the day of the Meeting. No Share Owner will be permitted into the Meeting without a ticket or proper identification.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE TO ENSURE YOUR REPRESENTATION. IF YOU DO ATTEND, YOU MAY VOTE BY BALLOT AT THE MEETING, THEREBY CANCELING ANY PROXY VOTE PREVIOUSLY GIVEN.

Share Owners who are receiving more than one Annual Report may discontinue mailing of the duplicate copies by marking the appropriate box on the proxy card of the selected accounts. This will help reduce the expense of printing and mailing duplicate materials but will not affect the mailing of dividend checks, dividend reinvestment statements, special notices and proxy materials.


VOTING OF SHARES
----------------

The holders of a majority of the outstanding Shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each Share represented is entitled to one vote on all matters properly brought before the Meeting. Where a quorum is present, the vote of the holders of a majority of Shares present in person or by proxy and entitled to vote will decide any question voted upon, and the four nominees for Director receiving the highest number of votes will be elected as Directors. For purposes of determining whether a proposal has received a majority of those Shares entitled to vote, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those Shares will not be included in the vote totals and, therefore, will have no effect on the vote.

When proxies are returned properly executed, the Shares represented will be voted by the Proxy Committee of the Board in accordance with Share Owners' directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is executed and returned without specifying choices, the Shares will be voted by the Proxy Committee as recommended by the Board of Directors. A Share Owner giving a proxy has the power to revoke it at any time before it is voted at the Meeting by submitting a written revocation to NYNEX or by attending the Meeting and voting by ballot at the Meeting.

A Share Owner wishing to give a proxy to someone other than the Proxy Committee should cross out all three committee members' names appearing on the enclosed proxy card and insert the name(s) of another person or persons (not more than three). In addition, the "Vote Limitations" box should be marked. The executed proxy must be returned as indicated or presented at the Meeting by the Share Owner or the person(s) representing the Share Owner.

For a Share Owner who is a participant in the NYNEX Corporation Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full Shares in the participant's Dividend Reinvestment Plan account as well as Shares registered in the participant's name. For a Share Owner who is a participant in the NYNEX Corporation Savings Plan for Salaried Employees or the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees), the proxy will serve as a voting instruction for the trustees of those Plans. If proxies representing Shares in the NYNEX Corporation Savings Plan for Salaried Employees or the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees) are not executed and returned, those Shares will be voted by the trustees in the same proportion as the Shares for which executed proxies are returned by other participants.

In accordance with NYNEX's Policy on Confidential Voting, proxies, ballots and voting tabulations are available for examination only by the independent

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NYNEX Proxy Statement              Stock Ownership of Directors and Executive  3
                                                 Officers/ Board of Directors
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Inspector(s) of Election and tabulators. The vote of any Share Owner cannot be disclosed to the Board of Directors or management of NYNEX except as may be required by law and in other limited circumstances. A list of Share Owners eligible to vote will be available for examination by Share Owners for any purpose germane to the Meeting at 185 Franklin Street, Boston, Massachusetts, from April 17 through April 30, 1996, and at the John Hancock Hall on the day of the Meeting.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
---------------------------------------------------------------
On January 31, 1996, there were 435,932,086 Shares of NYNEX Common Stock outstanding. The following table sets forth information as of January 31, 1996 (except as otherwise noted), relating to beneficial ownership of Shares by (i) each person known by NYNEX to own beneficially more than 5% of the outstanding Shares of NYNEX Common Stock, (ii) each Director, (iii) each of the named Executive Officers and (iv) all Directors and Executive Officers as a group:

                                                  Shares Subject
                                                    to Options
                                  Total Number     (included in     Percent
                                  of Shares(1)       total)(2)     of Class
--------------------------------------------------------------------------------
FMR Corp.,
     82 Devonshire Street,
     Boston, MA 02109            30,296,289(3)          N/A         7.05(3)
John Brademas                         1,300               0         *
Randolph W. Bromery                   1,020               0         *
Richard L. Carrion                      125               0         *
Lodewijk J.R. de Vink                    83               0         *
Stanley P. Goldstein                  2,500               0         *
Richard A. Jalkut                   175,229(4)      146,661         *
Helene L. Kaplan                      2,500               0         *
Elizabeth T. Kennan                   1,345               0         *
Edward E. Phillips                    1,851               0         *
Hugh B. Price                            42               0         *
Donald B. Reed                       95,431(4)       83,795         *
Frederic V. Salerno                 218,669(4)      177,789         *
Ivan G. Seidenberg                  206,223(4)      164,731         *
Alan Z. Senter                       54,657(4)       38,858         *
Walter V. Shipley                     2,500               0         *
John R. Stafford                      4,200               0         *
All Executive Officers and
     Directors (as a group)       1,454,521(4)    1,137,481         *
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*Less than 1% of outstanding Shares of NYNEX Common Stock.

(1) Except as otherwise noted, all persons listed in the table have sole voting and investment power with respect to their Shares.

(2) Shares subject to acquisition through exercise of stock options within 60 days.

(3) Based on Schedule 13G dated February 14, 1996, filed with the SEC by FMR Corp. The Schedule 13G filing was made on behalf of FMR Corp., Edward C. Johnson III, Chairman of FMR Corp., and who, together with family members and trusts, represents a controlling group of FMR Corp., Fidelity Management & Research Company ("FMRC"), a wholly owned subsidiary of FMR Corp., Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR Corp., and Fidelity International Limited ("FIL"), an independent Bermudian joint stock company affiliated with Mr. Johnson and members of his family. The Schedule 13G reports that as of December 31, 1995: FMR Corp. had sole voting power with respect to 2,986,280 Shares, shared voting power with respect to no Shares, sole dispositive power with respect to 30,296,289 Shares and shared dispositive power with respect to no Shares; Mr. Johnson had sole dispositive power with respect to 30,296,289 Shares, shared dispositive power with respect to no Shares, sole voting power with respect to 2,986,280 Shares and shared voting power with respect to no Shares; FMRC was the beneficial owner of 25,800,109 Shares as a result of acting as investment advisor to certain investment companies; FMTC was the beneficial owner of 4,204,130 Shares as a result of serving as investment manager of certain institutional accounts; and FIL was the beneficial owner of 292,050 Shares as the result of providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.

(4) Includes Shares held in the NYNEX Corporation Savings Plan for Salaried Employees.

NYNEX has instituted stock ownership guidelines for all Executive Officers and Directors. These guidelines require ownership (subject to certain transition requirements) of NYNEX Common Stock equal to three times annual salary for the Chief Executive Officer; two times annual salary for a Vice Chairman and those Executive Officers reporting directly to the Chief Executive Officer; and one times annual salary for all other Executive Officers. Directors are expected to hold throughout their tenure a minimum of 1,000 Shares, to be acquired over a period of not longer than three years.


BOARD OF DIRECTORS
------------------
The business of the Corporation is conducted by management under the direction of the Board of Directors. Although Directors are not involved in day-to-day operating details, they are kept informed of NYNEX's business by various reports and documents given to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and other Officers at meetings of the Board of Directors and committees of the Board.

Regular meetings of the Board of Directors are held each month, excluding August, and special meetings are called when required. The Board of Directors held fourteen meetings in 1995. On average, the Directors attended approximately 93% of the aggregate number of meetings of the Board of Directors and committees of the Board; no Director attended fewer than 75% of such meetings.

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4 Board of Directors                                       NYNEX Proxy Statement
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The Board of Directors has adopted a tenure policy for Directors which establishes 70 as the retirement age for non-employee Directors, as well as for any Director who was the Corporation's Chief Executive Officer. A
Director who reaches retirement age shall retire from the Board not later than the next Annual Meeting, regardless of any unexpired term of office.
The policy also provides that a non-employee Director who discontinues his or her principal employment, business or professional relationship, or continues in a less responsible capacity, shall offer to submit his or her resignation, but may, at the request of the Chairman of the Board, following consultation with the Nominating and Board Affairs Committee, continue as a Director. A Director who is an Officer of the Corporation
(other than the Chief Executive Officer) shall resign at the same time as he or she ceases to be an Officer.

COMMITTEES OF THE BOARD
The Board of Directors has established six standing committees: an Executive Committee, Audit Committee, Committee on Benefits, Nominating and Board Affairs Committee, Finance Committee and Public Responsibility Committee.

The Executive Committee, composed of one employee Director and three non-employee Directors, has responsibility for activities in those areas not assigned to other committees of the Board of Directors and may exercise the full power and authority of the Board of Directors to the extent permitted by Delaware law. The Executive Committee held no meetings in 1995.

The Audit Committee, composed of six non-employee Directors, is responsible for recommending to the Board of Directors the accounting firm to be employed by NYNEX as its independent auditors. The Audit Committee's duties include consulting with NYNEX's independent auditors concerning the scope of the audit and reviewing the audit results. The Audit Committee also consults with the independent auditors with regard to the adequacy of internal controls and meets with appropriate corporate personnel to review internal auditing programs and findings. In 1995, the Audit Committee held six meetings.

The Committee on Benefits, composed of four non-employee Directors, is responsible for reviewing and approving for presentation to the Board of Directors compensation for Officers who are members of the senior management compensation group ("Senior Managers"), administering the NYNEX management incentive plans, keeping informed as to the administration and management of NYNEX's employee benefit plans, and insuring that the actions of Officers and benefit plan administrators are in the best interest of the participants in, and beneficiaries of, such benefit plans. The Committee on Benefits also approves or disapproves the presentation of proposed new trusteed employee benefit plans and material changes to such benefit plans to the Board of Directors and, further, recommends to the Board of Directors new benefit plans and programs, and amendments thereto, which exclusively benefit Senior Managers. No member of the Committee on Benefits is eligible to receive benefits under any of such benefit plans. The Committee on Benefits met on five occasions in 1995.

The Nominating and Board Affairs Committee, composed of three non-employee Directors, makes recommendations to the Board of Directors concerning the selection of candidates as nominees for election as Directors and advises on all directorship practices. In recommending candidates for the Board of Directors, the committee seeks individuals who have the experience and expertise which will allow them to contribute significantly to NYNEX's success. The committee's goal is to create a Board that is diverse and balanced in its membership, consistent with NYNEX's equal employment opportunity policy. NYNEX Directors must have integrity and independence and be willing to represent all Share Owners rather than a special interest or constituency. Directors must also be willing to commit the necessary time and energy to prepare for, attend and participate in Board and committee meetings. The Nominating and Board Affairs Committee held four meetings in 1995. Share Owners who wish to suggest qualified candidates should write to the Secretary of NYNEX Corporation at 1095 Avenue of the Americas, New York, New York 10036, stating in detail the qualifications of such persons for consideration by the Nominating and Board Affairs Committee.

COMPENSATION OF DIRECTORS
Directors who are not employees receive an annual retainer fee of $30,000 and a fee of $1,500 for each Board and committee meeting attended. Non-employee Directors who serve as chairpersons of the committees of the Board receive an additional annual retainer fee of $5,000. Non-employee Directors may elect to defer the receipt of all or a part of their fees and retainers. Currently, amounts so deferred earn interest, compounded quarterly, at a rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter.
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NYNEX Proxy Statement                                    Election of Directors 5
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At the Meeting, Share Owners will be asked to approve certain changes to non-employee Director compensation which were adopted by the Board of Directors on December 21, 1995. These changes (which are detailed in this proxy statement, beginning on page 58) will affect the manner of payment of the annual retainer and pension benefits of the non-employee Directors.

Currently, under the NYNEX Stock Plan for Non-Employee Directors, each non-employee Director is granted 100 shares of NYNEX Common Stock on an annual basis. Non-employee Directors elected by the Board to fill vacancies and newly created directorships in the interim between Annual Meetings receive a prorated grant based upon the number of full or partial months such Director will serve between his or her election and the next Annual Meeting. A committee of the Board, consisting of not more than three Directors (or such lesser number as there may be from time to time) who are not eligible to receive grants, administers and interprets the plan.

Non-employee Directors are entitled to reimbursement for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. In addition, NYNEX provides non-employee Directors with travel accident insurance when on NYNEX business. The total cost of the travel accident insurance policy for 1995 was approximately $1,900.

Under the current NYNEX Non-Employee Director Pension Plan (pending amendment subject to Share Owner approval at the Meeting), each non-employee Director who serves on the Board of NYNEX, or any of its subsidiaries, and retires from the NYNEX Board with a minimum of five years' combined service on such Boards as a non-employee Director qualifies for a yearly pension equal to 50% of the Director's annual retainer fee (excluding the retainer received for chairing a committee of the Board). Pension payments increase by 10% of the annual retainer fee for each additional year served up to 100% of such fee. The pension is adjusted to reflect the first subsequent increase, if any, in the annual retainer for service on the Board following the Director's retirement. Such pension is payable to a qualified Director upon (i) retirement from the NYNEX Board and (ii) the attainment of age 65.

Directors are eligible to participate in the Directors' Charitable Award Program, which is designed to acknowledge the service of Directors and to recognize the mutual interest of NYNEX and its Directors in supporting worthy educational and charitable institutions. Under the program, NYNEX will contribute up to $1 million to tax-exempt organization(s) designated by a Director, payable over a ten-year period, on behalf of a participating Director who retires or attains age 65 (whichever occurs later) after five years of service on the Board of NYNEX, or dies or becomes disabled while serving as a Director. All charitable deductions accrue to NYNEX and the individual Directors derive no financial benefit from the program. NYNEX has purchased life insurance on the Directors, naming NYNEX as beneficiary, which is expected to recover the costs of contributions and the premium payments.

Directors who are also employees of NYNEX or one of its subsidiaries receive no remuneration for serving as Directors.

ELECTION OF DIRECTORS
---------------------
(Item A on Proxy Card)

The Board of Directors consists of thirteen members, divided into three classes, with the terms of each class staggered so that the term of one class expires at each Annual Meeting of Share Owners. Mr. William C. Ferguson, former Chairman of the Board and Chief Executive Officer of NYNEX (1989-1995) and a Director since 1987, retired as a Director on December 31, 1995, and the Board was reduced to its present number. On May 1, 1996, Dr. Randolph W. Bromery, a Director since 1986, will retire in accordance with the previously described tenure policy, and it is anticipated that the Board of Directors will be reduced on that occurrence to twelve members.

The terms of Directors in one class, consisting of four Directors, expire at the 1996 Annual Meeting. Unless otherwise instructed on the proxy card, the Proxy Committee intends to vote for the election of the four nominees to three-year terms expiring at the 1999 Annual Meeting, in each case subject to the tenure policy described on page 54. These nominees have been selected by the Board on the recommendation of the Nominating and Board Affairs Committee. If any nominee becomes unable or unwilling to serve at the time of the Meeting, the Shares represented by proxy will be voted for the remaining nominees and for any substitute nominee(s) designated by the Board. The Board of Directors does not anticipate that any nominee will be unavailable to serve.

The following sets forth information regarding principal occupation, other major affiliations, NYNEX committee memberships and age, for the four nominees and each Director continuing in office.

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6 Nominees for Election at this Meeting                    NYNEX Proxy Statement
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NOMINEES FOR ELECTION AT THIS MEETING
-------------------------------------
CLASS III-TERMS EXPIRING AT 1999 ANNUAL MEETING

[Picture] LODEWIJK J.R. DE VINK, President and Chief Operating Officer of
          Warner-Lambert Company since 1991; Executive Vice President (1990-1991). Director of Warner-Lambert Company. Director of NYNEX since July 20, 1995; member of Committee on Benefits. Age 51.

[Picture] HELENE L. KAPLAN, Of Counsel to the firm of Skadden, Arps, Slate,
          Meagher & Flom since 1990. Director of The May Department Stores Company, Chemical Banking Corporation, Metropolitan Life Insurance Company and Mobil Corporation. Director of NYNEX since 1990; member of Committee on Benefits and Public Responsibility Committee. Age 62.

[Picture] HUGH B. PRICE, President and Chief Executive Officer of the National
          Urban League since 1994. Vice President of Rockefeller Foundation (1988-1994). Director of Metropolitan Life Insurance Company. Director of NYNEX since December 1, 1995; member of Audit Committee and Public Responsibility Committee. Age 54.

[Picture] IVAN G. SEIDENBERG, Chairman of the Board and Chief Executive Officer of NYNEX since April 1, 1995; President and Chief Executive Officer (January-March, 1995); Chief Operating Officer (March-December, 1994); Vice Chairman of the Board (1991-1995); Executive Vice President and President of NYNEX Worldwide Information and Cellular Services Group (1990-1991). Director of AlliedSignal Inc., Melville Corporation and Viacom Inc. Director of NYNEX since 1991; Chairperson of Executive Committee. Age 49.

INCUMBENT MEMBERS OF BOARD OF DIRECTORS
---------------------------------------
CLASS I-TERMS EXPIRING AT 1997 ANNUAL MEETING

[Picture] JOHN BRADEMAS, President Emeritus, New York University since 1992;
          President (1981-1992). Director of Loews Corporation, Texaco Inc. and Scholastic, Inc. Director of NYNEX since 1991; member of Audit Committee and Public Responsibility Committee. Age 69.

[Picture] ELIZABETH T. KENNAN, President Emeritus, Mount Holyoke College since
          June 1995; President (1978-1995). Director of Northeast Utilities, Kentucky Home Mutual Life Insurance Company, Kentucky Home Life Insurance Company, Putnam Funds, Inc. and Talbots Inc. Director of NYNEX since 1984; member of Nominating and Board Affairs Committee and Chairperson of Audit Committee. Age 58.

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NYNEX Proxy Statement                    Nominees for Election at this Meeting 7
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[Picture] FREDERIC V. SALERNO, Vice Chairman of the Board-Finance and Business
          Development of NYNEX since 1994; President of NYNEX Worldwide Services Group, Inc. (1991-1994); President and Chief Executive Officer of New York Telephone Company (1987-1991). Director of Avnet Inc., Orange and Rockland Utilities, Inc., The Bear Stearns Companies Inc. and Viacom Inc. Director of NYNEX since 1991; member of Finance Committee. Age
          52.

[Picture] JOHN R. STAFFORD, Chairman of the Board, President and Chief Executive
          Officer of American Home Products Corporation since 1986 (for the period 1990-1993 did not hold the additional title of President). Director of AlliedSignal Inc., Chemical Banking Corporation and Metropolitan Life Insurance Company. Director of NYNEX since 1989; member of Finance Committee and Chairperson of Committee on Benefits. Age 58.

CLASS II -TERMS EXPIRING AT 1998 ANNUAL MEETING

[Picture] RICHARD L. CARRION, Chairman of the Board, President and Chief
          Executive Officer of BanPonce Corporation (bank holding company) since 1990. Director of NYNEX since February 16, 1995; member of Audit Committee and Committee on Benefits. Age 43.

[Picture] STANLEY P. GOLDSTEIN, Chairman of the Board and Chief Executive
          Officer of Melville Corporation since 1987; President (1985-1993). Director of NYNEX since 1990; member of Audit Committee and Finance Committee. Age 61.

[Picture] EDWARD E. PHILLIPS, Retired. Chairman of the Board of New England
          Mutual Life Insurance Company (1978-1993); Chief Executive Officer (1978-1991). Director of New England Mutual Life Insurance Company and New England Investment Companies. Director of NYNEX since 1983; member of Executive Committee, Finance Committee and Chairperson of Nominating and Board Affairs Committee. Age 68.

[Picture] WALTER V. SHIPLEY, Chairman of the Board and Chief Executive Officer of Chemical Banking Corporation since 1994; President (1992-1993); Chairman of the Board and Chief Executive Officer (1983-1991). Director of Champion International Corporation and The Reader's Digest Association, Inc. Director of NYNEX since 1983; member of Executive Committee, Nominating and Board Affairs Committee and Chairperson of Finance Committee. Age 60.


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8 Directors' Proposals                                     NYNEX Proxy Statement
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RATIFICATION OF APPOINTMENT OF AUDITORS
---------------------------------------
(Item B on Proxy Card)

Subject to Share Owner ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), Certified Public Accountants, as independent auditors to audit the consolidated financial statements of NYNEX for the fiscal year 1996. Coopers & Lybrand has audited NYNEX's financial statements since NYNEX's incorporation in 1983.

One or more representatives of Coopers & Lybrand are expected to be present at the Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If Share Owners do not ratify the appointment of Coopers & Lybrand, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

DIRECTORS' PROPOSAL TO APPROVE
CHANGES IN THE NON-EMPLOYEE
DIRECTOR COMPENSATION PROGRAM
------------------------------
(Item C on Proxy Card)

Your Board of Directors recommends approval of certain changes in the compensation program for each member of the Board of Directors who is not an Officer or employee of NYNEX or any of its affiliates ("non-employee Directors"), currently eleven in number.

On December 21, 1995, upon the recommendation of NYNEX's management, the Board of Directors approved and adopted, subject to Share Owner approval, the NYNEX Corporation Non-Employee Director Retainer Stock Plan ("Retainer Plan") and certain amendments to the NYNEX Corporation Non-Employee Director Pension Plan ("Pension Plan"). The Retainer Plan and the amended Pension Plan will change the compensation program for non-employee Directors by providing for (i) the replacement of the NYNEX Stock Plan for Non-Employee Directors ("Stock Plan") with the annual grant of 250 shares of NYNEX Common Stock ("Shares") as part of the annual Director retainer fee under the Retainer Plan, effective May 1, 1996,
(ii) the automatic payment in Shares of 50% of the balance of the annual Director retainer fee, effective May 1, 1996, (iii) at the Director's discretion, the payment in Shares of the remaining 50% of such annual Director retainer fee and/or 100% of the annual committee chairperson retainer fee, effective May 1, 1996, and (iv) the termination of future benefits under the Pension Plan and the voluntary conversion of a Director's accrued benefits into Shares, effective August 1, 1996. These changes are designed to increase generally the portion of non-employee Director compensation that is equity-based, thereby aligning the Directors' interests more closely with those of the Share Owners.

RETAINER PLAN. The Retainer Plan is designed to provide non-employee Directors with an additional proprietary interest in NYNEX in a manner that is competitive with compensation programs of other major corporations. This should serve to promote NYNEX's long term interests by attracting and retaining qualified and experienced leaders of business and other fields.

Under the Retainer Plan, 250 Shares will be granted to each non-employee Director as part of his or her annual retainer fee, provided that the initial grant for the period July 1, 1996 through December 31, 1996 shall be 125 Shares. These Shares will replace the Shares currently granted under the Stock Plan, which will be terminated. In addition, (i) 50% of the balance of the non-employee Director annual retainer fee, as determined from time to time by the Board, will be paid automatically in Shares, and (ii) up to the remaining 50% of such annual retainer fee and/or 100% of the Committee chairperson annual retainer fee may be paid in Shares at the Director's election. Such election shall be effected by filing a written notice with the Secretary of NYNEX and shall be irrevocable with respect to the first payment of retainer fees occurring more than six months after the date of the election. Further, the election shall continue in effect until terminated or modified by written notice to the Secretary.

Shares granted or paid under the Retainer Plan shall be issued and delivered to each non-employee Director in four installments on or as soon as practicable after the dates that cash installments of their annual retainer fee are scheduled to be paid. In accordance with the terms of the NYNEX Corporation Non-Employee Director Deferred Compensation Plan, as amended ("Deferral Plan"), each Director may make a prospective election to defer the receipt of all or any portion of the Shares to be granted under the Retainer Plan. All deferred compensation which would otherwise have been payable currently in Shares shall


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NYNEX Proxy Statement                                     Directors' Proposals 9
--------------------------------------------------------------------------------

be credited to the Director's account under the Deferral Plan, provided that, in lieu of being so credited, compensation payable in Shares may, in the sole discretion of the Committee (described below), be issued to and held by the NYNEX Corporation Non-Employee Director Trust ("Trust") for the period specified by the Director in his or her deferral election.

The Retainer Plan will be administered and interpreted by a committee ("Committee") which shall be composed of three Directors (or such lesser number of Directors as there may be from time to time), all of whom are not eligible to receive grants or payments under the Retainer Plan. The total number of Shares that may be granted under the Retainer Plan may not exceed 300,000, subject to adjustments deemed equitable by the Committee to prevent dilution or enlargement of rights resulting from a recapitalization, stock split or other similar change in the corporate structure or Shares outstanding. The Shares may be authorized but unissued Shares or Shares which have been or may be reacquired by NYNEX, whether purchased in the open market or otherwise.

The Board of Directors may at any time amend or terminate the Retainer Plan, provided that no alteration or amendment may be made which would increase the number of Shares which may be granted (except previously discussed equitable adjustments) or change the category of Directors eligible under the Retainer Plan.

PENSION PLAN. The purpose of the Pension Plan is to reward for past services those non-employee Directors whose loyalty and efforts have made significant contributions to NYNEX. To qualify for a yearly pension under the Pension Plan (prior to amendment by the Board), each non-employee Director who serves on the Board of NYNEX, or any of its subsidiaries, must retire from the NYNEX Board with a minimum of five years' combined service on such Boards as a non-employee Director. A Director with five years service is entitled to a pension equal to 50% of the Director's annual retainer fee (excluding the retainer received for chairing a committee of the Board). Pension payments increase by 10% of the annual retainer fee for each additional year served up to 100% of such fee. The pension is adjusted to reflect the first subsequent increase, if any, in the annual retainer for service on the Board following the Director's retirement. Such pension is payable to a qualified Director upon (i) retirement from the NYNEX Board and (ii) the attainment of age 65. The Pension Plan has been amended, subject to Share Owner approval, to terminate the accrual of future benefits thereunder, effective August 1, 1996. Effective that date, any non-employee Director who has served as a non-employee Director on the Board of NYNEX or on a subsidiary board for an aggregate of at least five years will be given the option to convert the present value of his or her benefits under the Pension Plan into Shares. Except as described below, the present value of the Directors' benefit shall be determined as of August 1, 1996.

If a Director makes the above described conversion election, he or she shall not be entitled to any other benefits under the Pension Plan. The election shall be irrevocable and shall be made by filing a written form with the Secretary of NYNEX prior to February 1, 1996. If a Director does not elect to convert his or her accrued benefits into Shares, then he or she shall receive a cash pension upon retirement from the NYNEX Board and attainment of age 65 under the terms of the Pension Plan prior to its amendment. If a Director files the appropriate election form prior to February 1, 1996 and retires from the Board prior to August 1, 1996, the present value of his or her benefits under the Pension Plan shall be determined as of his or her retirement date. If the Director makes the conversion election, the number of Shares determined upon the conversion shall be deposited by NYNEX with the Trust. The trustees of the Trust will be directed to hold the Shares issued to the Trust, receive dividends thereon, reinvest such dividends in additional Shares as soon as practicable after the receipt of such dividends and, pending such reinvestment, invest the dividend proceeds in such a manner as the trustees deem appropriate. The Director shall have the authority to direct the trustees' exercise of voting rights with respect to Shares credited to the Director's account, but shall have no other rights with respect to such Shares.

The Director's conversion election shall also include an election with respect to the distribution of Shares held by the Trust upon the Director's ceasing to serve on the NYNEX Board. Shares may be distributed either in one payment, in up to ten approximately equal annual installments, or in approximately equal quarterly payments for a period of up to ten years.

The total number of Shares which may be granted under the Pension Plan may not exceed 50,000, subject to adjustments deemed equitable by the Executive Committee of the Board to prevent dilution or enlargement of rights resulting


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10 Share Owners' Proposals                                 NYNEX Proxy Statement
--------------------------------------------------------------------------------

from recapitalization, stock split or other similar change in the corporate structure or Shares outstanding. The Shares granted under the Pension Plan may be authorized but unissued Shares or Shares which have been or may be reacquired by NYNEX, whether purchased in the open market or otherwise.

The Pension Plan is administered and interpreted by the Executive Committee of the Board of Directors. The Pension Plan may be modified or terminated at any time, provided that no such modification or termination shall affect the rights of a Director to a pension to which he or she had become entitled. Cash payments under the Pension Plan are made from the general assets of NYNEX and no assets are earmarked in respect of any amount due thereunder. Share payments are made from the Trust, subject to the claims of NYNEX creditors.

The foregoing summary of each of the Retainer Plan and the Pension Plan is qualified in its entirety by reference to the full text of such plan, a copy of which has been filed with the Securities and Exchange Commission. Although approval of the Retainer Plan and the amendments to the Pension Plan by Share Owners is not required as a matter of law, the Board of Directors believes that it is appropriate to give Share Owners the opportunity to vote on matters of this kind. Share Owner approval is a condition of listing stock issued under the Retainer Plan and the Pension Plan on the New York Stock Exchange and will exempt the receipt of shares issued under such plans from Section 16(b) of the Securities Act of 1934. Approval of the Retainer Plan and the amendments to the Pension Plan requires the affirmative vote of the holders of the majority of the Shares present, in person or by proxy, and entitled to vote at the Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SHARE OWNERS' PROPOSALS
-----------------------
Proponents have stated they intend to have the following proposals presented at the Meeting. The proposals and supporting statements are quoted below. Approval of a Share Owner Proposal serves only as a recommendation to the Board of Directors to take the necessary steps to initiate such action as called for. The Board of Directors has concluded it cannot support these proposals for the reasons given.

SHARE OWNER PROPOSAL 1:
Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 120 shares of NYNEX Common Stock, has stated that she intends to have the following proposal presented at the Meeting.

"RESOLVED: 'That the shareholders of NYNEX recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.'"

The supporting statement by the proponent is:

"REASONS: 'Until recently, directors of NYNEX were elected annually by all shareholders.

'The great majority of New York Stock Exchange listed corporations elect all their directors each year.

'This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

'Last year the owners of 120,217,178 shares, representing approximately 37.3% of shares voting, voted FOR this proposal.

'If you AGREE, please mark your proxy FOR this resolution.'"

--------------------------------------------------------------------------------
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board of Directors notes that the proponent has submitted an identical proposal yearly, commencing with the 1988 Annual Meeting. The Board of Directors continues to believe, for reasons stated below, that a classified board is in the best interests of NYNEX and its Share Owners.

Currently, under NYNEX's Classified Board Provision, the number of Directors in each class is as nearly equal in number as possible, with each Director serving for three years and with one class being elected each year. This provision is similar to those which have been adopted by the stockholders of many major corporations. In the opinion of the NYNEX Directors, a classified Board of Directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with NYNEX and its business will be


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NYNEX Proxy Statement                                 Share Owners' Proposals 11
--------------------------------------------------------------------------------

on the Board of Directors at all times. The classified Board of Directors is also intended to prevent precipitous changes in the composition of the NYNEX Board and, thereby, serves to moderate those changes in NYNEX policies, business strategies and operations which the Board of Directors does not deem to be in the best interests of NYNEX and its Share Owners. Board classification is intended to encourage any person seeking to acquire control of the Corporation to initiate such an action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is fair to all NYNEX Share Owners.

If approved, the proposal would serve as a recommendation to the Board of Directors to take the necessary steps to reinstate the annual election of all Directors. Such steps would include the repeal of the Classified Board Provision in the NYNEX Restated Certificate of Incorporation, which requires the affirmative vote of fully 75% of the outstanding Shares entitled to vote at a subsequent meeting of Share Owners.

Your Board of Directors urges that Share Owners vote AGAINST this proposal.

SHARE OWNER PROPOSAL 2:

Mr. Hans R. Reinisch, 155 West 68th Street, New York, New York 10023, record owner of 800 shares of NYNEX Common Stock, has submitted the following proposal:

"RESOLVED: 'That the NYNEX Corporation specifically list in its annual report all donations and contributions made to charitable and not-for-profit organizations by NYNEX and any subsidiaries, and that the total amount contributed during the course of the year be stated as a separate item in the financial tables of the annual report -- especially since this is a very large amount nearing the $20 million mark!'"

"SUPPORTING STATEMENT: 'At recent annual meetings a number of fellow shareholders strongly supported my contention that a list of charitable contributions could easily be printed on one page of the annual report, except for smaller matching contributions for employees' donations. Despite the usual misguided opposition by the Board of Directors and management to this and other shareholder resolutions, the number of shares voted in favor of my resolution has nearly doubled during the past few years.

'On one hand NYNEX claims that its charitable contributions are of vital importance to the corporation because these donations enhance its standing in the community and improve its public image! Why then exclude this vital information from the annual report and try to hide it from the shareholders?

'Nevertheless, the Board and management continue to claim that it would be too "costly" and "burdensome" to provide only a one page listing of contributions in the annual report. What utter nonsense! In the annual report and other corporate publications dozens of pages of photography and art work are printed at far greater cost, providing no particular useful information to shareholders or potential investors.

'And as to NYNEX's offer to send a listing of contributions to shareholders requesting this information, shareholders have communicated to me that either they never received a response or that only a summary of the largest contributions was sent.

'One particularly outrageous contribution made by NYNEX and which the Board of Directors has refused to explain for the past several years is why a senior NYNEX officer was provided with a $100,000 donation upon her retirement to start her own foundation. Unless there is full public disclosure questionable donations will be made on an ongoing basis.

'Yet NYNEX refuses to contribute to Planned Parenthood because its policies are too controversial. Nevertheless, it is willing to support equally controversial religious institutions which are strongly opposed to a woman's right to choose.

'No, it is not our intention to question each and every contribution and decision made by the NYNEX Foundation. However, under a veil of secrecy lasting many years, a clear pattern of favoritism and questionable donations has emerged. Full disclosure in the annual report may induce the Foundation to be more even-handed and equitable in the distribution of funds, which after all belong to the shareholders.

'The $20 million distributed annually to charities in behalf of NYNEX shareholders should be done more equitably and better reflect the diversity of the shareholders and customers of the corporation.

'If the $20 million distributed annually to charities in behalf of NYNEX and its shareholders, is so useful for enhancing our public image and standing in the community this information must be included in the annual report!'"

--------------------------------------------------------------------------------
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The NYNEX contributions process is conducted in an entirely open manner with full disclosure. The Board has long recognized that contributions information should be available to NYNEX Share Owners and NYNEX has made that information available. However, the Annual Report to Share Owners is intended to be a


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12 Share Owners' Proposals                                 NYNEX Proxy Statement
--------------------------------------------------------------------------------

synopsis of business activity in a given year rather than a detailed accounting. Therefore, we have consistently highlighted and described NYNEX's philanthropic programs and contributions in a detailed Corporate Responsibility Report available to all Share Owners upon request. This report describes the grant programs and the contribution guidelines pursuant to which these programs are selected. Moreover, specific listings of corporate contributions are fully disclosed, as required, to federal and state regulatory agencies and are available to the public on request. The Board of Directors believes that to go beyond the aforementioned policy, that is, to provide detailed information to the over one million NYNEX Share Owners, when not more than a few hundred have expressed an interest, would not be prudent or practical.

In 1995, the NYNEX family of companies made charitable grants totaling approximately $19.5 million, reflecting NYNEX's strong commitment to corporate social responsibility. In addition, NYNEX has instituted programs that encourage and recognize employee participation in community service, resulting in many thousands of employee hours devoted to charitable work without compensation. The Board of Directors is justifiably proud of NYNEX's philanthropic efforts and will continue to share this information with interested parties.

Your Board of Directors urges that Share Owners vote AGAINST this  proposal.

SHARE OWNER  PROPOSAL 3:

Mr. John J. Gilbert and Mrs. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10121-7043, co-trustees of family trusts holding 3,058 shares of NYNEX Common Stock and owning of record an additional 252 shares, and Ms. Edith Rudy and Mr. Edward Rudy, owners of 413 shares of NYNEX Common Stock, have stated that they intend to have the following proposal presented at the Meeting:

"RESOLVED: 'That the stockholders of NYNEX Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.'"

"REASONS: 'A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

'The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

'We think cumulative voting is the answer to find new directors for various committees.

'Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards.

'When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

'Many successful corporations have cumulative voting. Example, Penzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. Fortune magazine ranked it second in its industry as "America's Most Admired Corporations" and the Wall Street Transcript noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

'Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares cumulative voting applies, it applies at the latter company.

'In 1995 American Premier adopted cumulative voting. Allegheny Power Systems tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

'If you agree, please mark your proxy for this resolution; otherwise it will automatically be cast against it, unless you have marked to abstain.'"


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NYNEX Proxy Statement                                  Executive Compensation 13
--------------------------------------------------------------------------------

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board of Directors believes that the present system of electing Directors, in which those Directors receiving a plurality of votes cast by the Share Owners as a whole are elected, best represents the interests of all NYNEX Share Owners. Electing Directors in this manner avoids the aggravated conflicts that can occur in Board activities when a Director is elected by a narrow constituency, which cumulative voting rules would foster.

Cumulative voting is a device that can be used by relatively small factions of Share Owners to elect a Director through 'stacking' of their votes. Directors elected in such a manner may have their loyalty and judgement compromised and directed toward the interests of the particular constituency responsible for their election. This may lead to partisanship among Directors and interfere with each Director's fiduciary responsibility to act in the best interest of all NYNEX Share Owners. Furthermore, cumulative voting can be employed as a coercive tactic, such as threatening to obtain Board representation, in an effort to unduly influence management.

The majority of companies listed on the New York Stock Exchange elect their directors in a fashion similar to NYNEX. The Board of Directors believes that the present electoral method is the most universally accepted, appropriate and democratic practice available and should be retained.

Your Board of Directors urges that Share Owners vote AGAINST this proposal.

OTHER MATTERS TO COME BEFORE THE MEETING
----------------------------------------
An address by the Chairman is planned, followed by a general discussion period during which Share Owners will have an opportunity to ask questions about the business of NYNEX.

If any matter not described herein should come before the Meeting, the Proxy Committee of the Board of Directors will vote the Shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, NYNEX knew of no other matters which might be presented for Share Owner action at the Meeting, with the exception of matters omitted from this proxy statement pursuant to the rules and regulations of the SEC.

SUBMISSION OF DIRECTOR NOMINATIONS,
PROPOSALS OR OTHER BUSINESS
AT SHARE OWNER MEETINGS
-----------------------------------
Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of NYNEX Corporation, 1095 Avenue of the Americas, New York, New York 10036, and must be received by November 18, 1996.

Share Owners who do not submit proposals for inclusion in the proxy statement but who intend to present a proposal, nomination for Director, or other business for consideration at any meeting of Share Owners are required to notify the Secretary of NYNEX of their intentions and provide certain other information in advance of such meeting, in accordance with the procedures detailed in the NYNEX By-Laws. Share Owners interested in making any nomination or proposal should request a copy of the By-Laws from the Secretary of NYNEX.

COMMITTEE ON BENEFITS REPORT
ON EXECUTIVE COMPENSATION
----------------------------
TO OUR SHARE OWNERS:

A primary role of the Committee on Benefits ("Committee") is to determine and oversee the administration of compensation for NYNEX's Executive Officers. In this capacity, the Committee is dedicated to ensuring that NYNEX's compensation policies and practices are used effectively to support the achievement of NYNEX's short and long term business objectives. In carrying out its responsibilities, the Committee reviews the recommendations of compensation consulting firms engaged by NYNEX. There are several principles that guide the Committee in its decision-making capacity. The Committee:

o Emphasizes a pay-for-performance philosophy, ensuring that overall compensation paid to Executive Officers reflects the fulfillment of NYNEX's key goals.

o Reinforces the central importance of Share Owner value creation through the use of several key compensation plans, each of which provides Executive Officers with value when Share Owners realize corresponding gains.

o Encourages NYNEX stock ownership by Executive Officers with the objective of strengthening the common interests of management and Share Owners, thereby promoting the maximization of Share Owner value.


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14 Executive Compensation                                  NYNEX Proxy Statement
--------------------------------------------------------------------------------

o Targets executive compensation levels at rates that are consistent with levels at comparable companies ("Comparable Companies"), consisting of the six other Regional Holding Companies, as well as 123 large industrial companies with revenues in excess of $1 billion, and 24 industrial companies with sales of approximately $15 billion, selected by compensation consulting firms advising the Committee.

o Maintains a total compensation perspective on executive pay in judging the appropriateness of rewards for NYNEX's Executive Officers.

In 1995, the Committee approved a completely new compensation program for NYNEX's Executive Officers. This program is characterized by long intervals between salary adjustments; a strong and direct connection between compensation and NYNEX's stock price; a single, streamlined compensation plan to replace the prior Executive and Senior Management Short and Long Term Incentive Plans; mandatory deferral of a portion of incentive earnings; and an enhanced emphasis on stock options.

The Committee believes that the new compensation program will serve as a powerful catalyst for directing Executive Officer activities in support of NYNEX's goal achievement and that it will appropriately recognize the contributions of the Executive Officer group.

DESCRIPTION OF EXECUTIVE COMPENSATION POLICIES
It is NYNEX's policy to target levels of Executive Officer compensation to reflect pay rates that are typical at Comparable Companies. Consistent with NYNEX's pay-for-performance orientation, actual compensation levels may lead or lag target rates, but under the terms of the new compensation framework, such variances depend on NYNEX's stock price appreciation and demonstrated operating success.

The principal elements of the new compensation program are a merit-driven base salary; a single, value creation based, variable compensation opportunity; and stock options. In addition, NYNEX has terminated its supplemental executive defined benefit pension plan and replaced it with a defined contribution plan in which one-half of all annual contributions to an Executive Officer's account must be invested in shares of NYNEX Common Stock.

During 1994, the compensation consulting firm provided the Committee with survey information comparing NYNEX's Executive Officer compensation to median 1994 executive compensation at Comparable Companies. This data indicated that NYNEX Executive Officers' salaries paid in 1994 and total compensation were approximately at the median paid by Comparable Companies. The Committee has used this comparison to assist it in setting 1995 salary levels, variable compensation award target levels, and stock option grants.

Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million paid to any proxy-named executive in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code and subject to certain transition provisions. Base salaries paid to such NYNEX Executive Officers for 1995 will continue to be tax-deductible since no such amount will exceed the $1 million limit. Compensation for such NYNEX Executive Officers for 1995 received under the variable compensation plan also should qualify for the "performance-based compensation" exception since the Share Owner-approved terms of the Executive Officer Short Term Incentive Plan comply with the stipulated requirements of Section 162(m) governing the tax deductibility of such income. Gains on the exercise of non-qualified stock options granted through December 31, 1995 should be fully deductible since the Share Owner approved terms of the 1995 Stock Option Plan also comply with the stipulated requirements of Section 162(m). Notwithstanding the Committee's belief that Executive Officer compensation will be fully deductible, the Committee reserves the right to pay compensation that is not tax-deductible if it is determined to be in the best interests of NYNEX and its Share Owners.

SALARY. In 1995, the Committee changed its policy of annual salary reviews to one of considering the salary level of each Executive Officer once every 18 months. The longer intervals between salary actions allow the Committee to assess more accurately the contributions of each Executive Officer and to make salary decisions accordingly.

NYNEX's executive compensation policy is to establish new Executive Officer salaries at levels that reflect the median salaries paid by Comparable Companies. In determining salary levels paid by Comparable Companies, NYNEX reviews a number of executive compensation surveys conducted by various consulting firms which include information regarding salaries paid by the companies shown in the Share Owner Return Performance Graph contained in this proxy statement.

Salaries for experienced Executive Officers are expected to vary from those of entry level Executive Officers, reflecting the incumbent's demonstrated


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NYNEX Proxy Statement                                  Executive Compensation 15
--------------------------------------------------------------------------------

contributions to NYNEX's goal achievement. In assessing whether salary increases are warranted, the Committee's principal consideration is the Executive Officer's performance on the job, including the impact such Executive Officer has had on effecting strategic change. The Committee also reviews any or all of the following factors in assessing salary actions:

o Internal compensation equity;

o Compensation practices for Comparable Companies; and

o The Executive Officer's level of responsibility, experience, and expertise.

EXECUTIVE OFFICER SHORT TERM INCENTIVE PLAN.
--------------------------------------------
The Committee believes that the new Executive Officer Short Term Incentive Plan ("Short Term Plan") is a cornerstone in reinforcing NYNEX's pay-for-performance philosophy. Beginning in 1995, awards from this program represent the only cash-based incentive compensation opportunity available to Executive Officers. The Short Term Plan is characterized by its method of solely rewarding accomplishments that create value for all NYNEX Share Owners.

The Short Term Plan provides Executive Officers with the opportunity to earn incentive compensation from two sources:

o Achievement of annual performance goals that correlate with value creation;
and

o NYNEX's Total Share Owner Return compared to the returns generated by the Comparable Companies.

The sum of the awards earned relative to these accomplishments comprises an Executive Officer's overall incentive compensation reward. Payment of one-half of the incentive award is mandatorily deferred, and deferred account balances are credited with interest each year at a rate equal to NYNEX's annualized Total Share Owner Return over the preceding three-year period. One-half of an Executive Officer's deferred account balance is distributed after the end of each year; the remaining deferred account balance carries over to future years. The account balance is paid out in full only upon the Executive Officer's retirement or other termination from service.

ANNUAL PERFORMANCE GOALS. Each year, the Committee reviews management's suggestions and recommends for Board of Directors' ("Board") approval performance goals, the achievement of which will enhance NYNEX's value. The Committee also reviews and recommends to the Board maximum levels of performance for determining the ultimate payment of awards. For this purpose, maximum means the level of performance above which no incremental incentive awards will be paid. Achievement of the maximum performance level results in an award that is equal to one-half of the maximum possible incentive compensation payment.

For Executive Officers in 1995, the approved goals were exclusively financial and related to pre-established levels of NYNEX Net Income and Cash Flow Return on Investment. The Committee also recommended, and the Board approved, Service Quality standards at each organization level, the achievement of which were intended to modify incentive award levels for every Executive Officer. In 1995, there were no other factors the Committee considered in determining Executive Officer incentive compensation awards.

TOTAL SHARE OWNER RETURN. Executive Officers also earn incentive awards based on NYNEX's Total Return to Share Owners (stock price growth and dividends paid over the previous twelve-month period) compared to the returns generated by the six other Regional Holding Companies. Top relative ranking by NYNEX yields awards equal in size to one-half of the maximum incentive payment permissible for the Executive Officer under the plan. Lower NYNEX rankings generate proportionally smaller awards.

The levels of incentive compensation earned by the proxy-named executives for the 1995 fiscal year are reflected in the "Bonus" column of the Summary Compensation Table contained in this proxy statement. For the 1995 performance year, the Committee determined that the Corporate Net Income goal had been achieved, the Cash Flow Return on Investment had been achieved, and taking into account performance against Service Quality imperatives, the Committee awarded Executive Officers 41% of their maximum incentive awards. The Committee also determined that NYNEX's Total Share Owner Return for the year placed it fourth relative to the Comparable Companies and, therefore, awarded 25% of the maximum incentive award for this factor for a total award of 66% of the maximum award payable to Executive Officers. One-half of these awards were automatically deferred in accordance with the terms of the Short Term Plan.


SENIOR MANAGEMENT LONG TERM INCENTIVE PLAN.
-------------------------------------------
No grants were made under this plan in 1995, and no future grants are planned; however, the payout of the 1992-1995 performance period is reflected in the Summary Compensation Table. In addition, any payouts for the 1993-1996 and the

--------------------------------------------------------------------------------
16 Executive Compensation                                  NYNEX Proxy Statement
--------------------------------------------------------------------------------

1994-1997 performance periods will be contained in future proxy statements as these performance periods are completed.

Each year, the Committee recommends to the Board for approval grants of long term incentive awards to Executive Officers. The Committee establishes a maximum award based on an assessment of the average long term award levels at Comparable Companies. Long term incentive opportunities reinforce NYNEX's policy of requiring stock ownership by Executive Officers in support of building Share Owner value. Plan participants have the opportunity to earn incentive compensation over a four-year performance period based on two factors, each accorded equal weight:

o Return to Share Owners

o Corporate achievement of strategic objectives

RETURN TO SHARE OWNERS. Payment of one-half of the maximum award is determined by reference to NYNEX's Total Return to Share Owners (stock price growth and dividends paid over a four-year period) as compared with the returns generated by the six other Regional Holding Companies. A top relative ranking of NYNEX yields awards equal in size to one-half of the maximum long term incentive awards payable under this plan. Lower rankings of NYNEX generate proportionally smaller awards.

STRATEGIC OBJECTIVES. Payment of the remaining one-half of the maximum award reflects the Committee's assessment of management's effectiveness during the four-year period in positioning NYNEX for future success. In conducting its assessment, the Committee considers: regulatory and legislative progress, business growth and focus, customer service and quality, and employee-related issues, each accorded approximately equal weight. The Committee can recommend to the Board for its approval payment of up to one-half of the maximum long term incentive award payable under this plan for strategic accomplishments.

Awards are paid at the completion of each performance period in a combination of cash and shares of NYNEX stock. Participants may elect the extent to which they are paid in stock. However, to encourage stock ownership among Executive Officers, a minimum of one-half of the value of the award must be paid in NYNEX stock. For the 1992-1995 performance period, the Committee determined that NYNEX's Total Return to Share Owners over the period relative to the other six Regional Holding Companies was below the target level and, therefore, awarded 16.7% of the maximum long term incentive award for this factor. The Committee also determined that there was significant progress in implementing NYNEX's strategic objectives and that the target objective level had been exceeded and, therefore, awarded to Executive Officers a payout of 50% of the maximum long term award for this factor, for a total payout of 66.7% of the maximum award payable to Executive Officers.

STOCK OPTION PLAN. Each year, the Committee recommends to the Board for approval grants of stock options to Executive Officers. Stock options provide Executive Officers with the opportunity to acquire an equity interest in NYNEX and to participate in the creation of Share Owner value as reflected in growth in the price of NYNEX Common Stock. Under the terms of the plan, the option exercise price is equal to 100% of the fair market value of NYNEX Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as Share Owners realize corresponding gains. To ensure a long term perspective, options have a ten-year term and become exercisable at the cumulative rate of one-third per year for the first three years.

The number of options the Committee may grant in a plan year to the Chief Executive Officer and other proxy-named Executive Officers is limited by the plan, in each case, to 250,000 options. The actual number of options granted is based upon competitive compensation practices, as reflected in the surveys of Comparable Companies as prepared by the consulting firm and the individual Executive Officer's performance as compared to the performance of the other Executive Officers.

The Committee believes that the practice of granting stock options annually reinforces NYNEX's policy of requiring stock ownership by Executive Officers. Furthermore, options only provide value to Executive Officers when Share Owners realize positive returns on their investment in NYNEX. In this way, stock option grants reward Executive Officers only in conjunction with value creation for Share Owners.

RESTRICTED STOCK AWARD PLAN. The Committee also administers the Restricted Stock Award Plan and determines the key employees to whom Restricted Stock awards will be granted, the number of shares of NYNEX Common Stock with respect to which Restricted Stock awards will be made, the applicable restriction periods and any other terms and conditions of each award. The purpose of the plan is to attract and retain selected individuals of exceptional skill. The grant criteria reflect the Committee's assessment of the requirements for hiring and retaining the

--------------------------------------------------------------------------------
NYNEX Proxy Statement                                  Executive Compensation 17
--------------------------------------------------------------------------------

particular individual. Restricted Stock awards were granted in 1995 to certain newly appointed NYNEX Officers, but none to the proxy-named Executive Officers.

RATIONALE FOR CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION IN LAST FISCAL YEAR SALARY. The CEO's salary is based solely upon competitive compensation practices. Mr. Seidenberg was named President and CEO of NYNEX on January 1, 1995. On January 1, 1995, his annual salary rate was increased to $640,000 to give recognition to his new position and to bring it more in line with compensation of other CEOs in Comparable Companies.

SHORT TERM INCENTIVE COMPENSATION. Mr. Seidenberg's variable incentive award for 1995 reflected NYNEX's financial performance discussed above. In accordance with the terms of the plan, the Committee recommended to the Board that it approve an award for Mr. Seidenberg equal to 66% of his maximum possible award.

LONG TERM INCENTIVE COMPENSATION. Mr. Seidenberg's available long term incentive awards are also a function of salary and are based on compensation practices for similar jobs in Comparable Companies. As discussed above under the heading Senior Management Long Term Incentive Plan, Return to Share Owners and strategic objectives are each accorded equal weight in determining long term incentive compensation. In 1996, the Committee recommended to the Board a long term award for the 1992-1995 performance period under the Senior Management Long Term Incentive Plan. It was the Committee's assessment that there was significant progress in implementing NYNEX's strategic objectives. The Committee believes that such strategic accomplishment should serve as a platform for future business success and resultant appreciation of Share Owners' investment over the long term. The Committee also considered Total Return to Share Owners, which was below the target level over the period relative to the other six Regional Holding Companies.

STOCK OPTIONS. In January 1995, the Committee awarded Mr. Seidenberg options to purchase 105,727 shares of NYNEX Common Stock at a price of $36.32 per share, which was the fair market value at that time. The number of options granted reflected the Committee's assessment of competitive compensation practices and Mr. Seidenberg's individual contribution toward the achievement of NYNEX's strategic objectives.

SUMMARY
The Committee is responsible for reviewing, monitoring and approving for presentation to the non-employee Directors of the Board, for their approval, all compensation decisions affecting NYNEX Executive Officers. The Committee endeavors to ensure that the entire remuneration paid to Executive Officers is consistent with NYNEX's interest in providing market competitive compensation opportunities, reflective of its pay-for-performance philosophy, and supportive of its business mission. We will continue to actively monitor the effectiveness of NYNEX's executive compensation plans and assess the appropriateness of executive pay levels to assure prudent use of NYNEX's resources.

John R.  Stafford,             Richard L.  Carrion
Chairperson

Lodewijk J.R. de Vink          Helene L. Kaplan

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
---------------------------------
Mr. Ivan Seidenberg, Chairman of the Board and Chief Executive Officer of NYNEX, is a Director of Melville Corporation and serves as a member of its Compensation Committee. Mr. Stanley Goldstein, Chairman of the Board and Chief Executive Officer of Melville Corporation, serves on the NYNEX Board of Directors but does not serve on NYNEX's Committee on Benefits.

--------------------------------------------------------------------------------
18 Summary Compensation Table                              NYNEX Proxy Statement
--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years ending December 31, 1993, 1994, and 1995, the cash compensation, as well as certain other compensation, paid or accrued to the named Executive Officers by NYNEX and its subsidiaries.


                                             Annual Compensation                     Long Term Compensation
                                   -----------------------------------------    -------------------------------
                                                                                      Awards            Payouts
                                                                               ---------------------   --------
                                                                               Restricted
                                                                                Stock     Securities   Long Term    All Other
Name and Principal Position(1)                                                  Awards    Underlying   Incentive     Compen-
at December 31, 1995               Year    Salary($) Bonus($)(2)  Other($)(3)  ($)(4)     Options(#)   Payouts($)  sation($)(5)
-------------------------------------------------------------------------------------------------------------------------------
Ivan G. Seidenberg                 1995    640,000    844,800       50,613            0     105,727     288,480     369,552
 Chairman of the Board and         1994    540,000    189,000       62,598      380,520      40,248     231,312      26,371
 Chief Executive Officer           1993    474,000    222,000       46,267            0      38,892      37,170      20,052
Frederic V. Salerno                1995    530,000    699,600       48,332            0      87,555     289,438     305,330
 Vice Chairman of the Board -      1994    491,000    278,000       64,636      380,520      40,248     233,478      26,967
 Finance and Business Development  1993    474,000    313,500       47,459            0      38,892      57,326      20,661
 Richard A. Jalkut                 1995    500,000    620,000       47,090            0      82,599     334,561     276,393
 President and Group Executive -   1994    464,000    153,000       58,888      359,520      37,302     215,353      24,566
 NYNEX Telecommunications          1993    416,000    209,500       45,262            0      18,018      36,746      19,960
Alan Z.Senter                      1995    411,000    396,000       49,747            0      60,573           0     222,108
 Executive Vice President and      1994    133,000    100,000       11,183      600,000      56,000           0       1,500
 Chief Financial Officer           1993
Donald B. Reed                     1995    370,000    429,600       29,028            0      55,011     152,344     199,783
 President and Group Executive -   1994    341,000    194,000       32,599      272,500      27,420      99,647      18,355
 External Affairs & Communications 1993    293,000    139,500       23,514            0       8,190      29,832      13,815
-------------------------------------------------------------------------------------------------------------------------------
William C. Ferguson                1995    200,000    264,000      156,137            0     132,158     625,971      13,103
 Retired Chairman of the Board     1994    800,000    885,000      210,194            0      87,126     511,351      32,751
 and Chief Executive Officer       1993    773,000    526,000      103,446            0      84,180     120,605      31,671
-------------------------------------------------------------------------------------------------------------------------------

(1) Mr. Seidenberg was elected Chief Executive Officer, effective January 1, 1995, and to the additional office of Chairman of the Board, effective April 1, 1995. Mr. Ferguson retired as Chairman of the Board, effective April 1, 1995. Mr. Senter joined NYNEX on September 1, 1994.

(2) As described in the Committee on Benefits Report on Executive Compensation, effective January 1, 1995, one-half of the Short Term Incentive award is mandatorily deferred under the Senior Management Account Balance Deferral Plan; however, the amount shown above includes the deferral.

(3) These amounts include dividend equivalents paid pursuant to the Senior Management Long Term Incentive Plan; dividends pursuant to the 1987 Restricted Stock Award Plan; amounts reimbursed for the payment of taxes in connection with personal benefits; and, in the case of Mr. Ferguson only, perquisites and other personal benefits of which $18,730 was for financial counselling and $24,014 for the personal use of the corporate aircraft.

(4) On December 29, 1995, the number and value of all outstanding grants of restricted NYNEX Shares held by named Executive Officers were as follows:
     Mr. Seidenberg 10,535/$557,126; Mr. Salerno 10,535/$557,126; Mr. Jalkut
     9,954/$526,380; Mr. Senter 15,609/$825,404 and Mr. Reed 7,545/$399,002.
     Except in the case of Mr. Senter, these figures include dividends that have been reinvested in additional restricted NYNEX Shares. These NYNEX Shares were awarded pursuant to the Executive Retention Agreements, effective January 3, 1994, and for Messrs. Salerno and Senter, employment agreements effective August 1, 1994 and September 1, 1994, respectively. Dividends are paid on Mr. Senter's restricted NYNEX Shares and are included in the Other Annual Compensation column for 1995.

(5) These amounts include company contributions to tax qualified and non-qualified savings plans; company contributions to Executive Retirement Accounts (described under the heading Retirement Plans on page 70 of the proxy statement); plus the value of premiums paid by NYNEX for split-dollar life insurance coverage. The company contributions to the tax qualified savings plan for Messrs. Seidenberg. Salerno, Jalkut, Senter, Reed and Ferguson were; $7,793, $6,750, $6,750, $9,921, $6,750, and $6,750, respectively. The company contributions to the Non-Qualified Savings Plan for Messrs. Seidenberg, Salerno, Jalkut, Senter, Reed and Ferguson were:
     $19,654, $15,245, $15,596, $10,474, $8,831 and $2,000, respectively.
     Company contributions to the Executive Retirement Account for Messrs. Seidenberg, Salerno. Jalkut, Senter and Reed were $333,700, $269,900, $242,500, $201,713 and $176,285, respectively. The amount of the dollar benefit for 1995 projected on an actuarial basis which represents the excess of the amount needed to fund the death benefit under the split-dollar life insurance policy for Messrs. Seidenberg, Salerno, Jalkut, Reed and Ferguson were: $8,406, $13,435, $11,547, $7,917 and $4,353, respectively.

--------------------------------------------------------------------------------
NYNEX Proxy Statement                1995 Option Exercises/1995 Option Grants 19
--------------------------------------------------------------------------------

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995 AND 1995 FY-END OPTION VALUES
-----------------------------------------------------------------------------

The following table shows information with respect to the named Executive Officers concerning the exercise of options to purchase Shares of NYNEX Common Stock during 1995 and unexercised stock options held as of the end of 1995.

                                                      Number of Securities           Value of Unexercised
                                                    Underlying Unexercised              In-the-Money
                                                       Options at 1995                 Options at 1995
                                                       Fiscal Year-End             Fiscal Year-End($)(1)
                     Shares Acquired    Value     ----------------------------   -----------------------------
Name of Individual     on Exercise   Realized($)   Exercisable   Unexercisable    Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------
Ivan G. Seidenberg         4,750       50,208       103,108        145,523        1,480,713       2,232,147
Frederic V. Salerno            0            0       122,224        127,351        1,761,415       1,931,219
Richard A. Jalkut         12,286       87,649        92,455        121,706        1,300,393       1,831,702
Alan Z. Senter                 0            0        18,667         97,906          269,551       1,542,178
Donald B. Reed                 0            0        50,858         78,751          626,873       1,204,423
William C. Ferguson            0            0       278,836        218,302        4,081,505       3,230,401
--------------------------------------------------------------------------------------------------------------

(1) Amounts reflect potential gains on outstanding options based upon the December 29, 1995 average NYNEX Common Stock price of $52.88.

OPTION GRANTS IN FISCAL YEAR 1995
---------------------------------
The following table contains information concerning the grant of options under the NYNEX 1995 Stock Option Plan to the named Executive Officers during 1995.

                            Number of      %of Total
                           Securities       Options
                           Underlying      Granted to    Exercise or                    Grant Date
                         Options Granted    Employees     Base Price    Expiration        Present
Name of Individual           (#)(1)          in 1995     ($/Share)(2)     Date(3)        Value($)(4)
----------------------------------------------------------------------------------------------------
Ivan G. Seidenberg          105,727           3.338         36.32         1/12/05         441,939
Frederic V. Salerno          87,555           2.764         36.32         1/12/05         365,980
Richard A. Jalkut            82,599           2.608         36.32         1/12/05         345,264
Alan Z. Senter               60,573           1.913         36.32         1/12/05         253,195
Donald B. Reed               55,011           1.737         36.32         1/12/05         229,945
William C. Ferguson         132,158           4.173         36.32         3/30/00         552,420
----------------------------------------------------------------------------------------------------

(1)  The date of grant for options subject to this footnote is January 13, 1995.

(2) The exercise price of the option is equal to the fair market value of NYNEX Common Stock on the date of grant of the options. The exercise price may be paid in cash, or by tendering already owned NYNEX Shares with a fair market value on the date of exercise equal to the exercise price. For exercises where NYNEX Shares have been tendered in payment of the exercise price, a new grant of options will be made equal to the number of Shares tendered. A grant made under these circumstances will have an exercise price equal to the fair market value on the date of such exercise and grant.

(3) Options expire ten years from date of grant or in case of retirement, the fifth anniversary date of the cessation of employment. Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant. To the extent not already exercisable, the options become fully exercisable in the event of a "change in control", as defined in the NYNEX 1995 Long Term Incentive Program.

(4) As permitted by SEC rules, the Black-Scholes method of option valuation has been used to determine grant date present value. The assumptions used in the Black-Scholes option valuation calculation are: estimated future annual stock price volatility of 0.153; risk-free rate of return 7.83%; and estimated future dividend yield of 6.50%. NYNEX does not advocate or necessarily agree that the Black-Scholes method, or any other method permitted by the SEC, can properly determine the value of an option. However, no gain to the optionees is possible without an increase in the stock price, which will benefit all Share Owners. Thus, a zero increase or decrease in stock price, compared to the exercise price, will not produce any gain for the optionee.

--------------------------------------------------------------------------------
20 Pension Table                                           NYNEX Proxy Statement
--------------------------------------------------------------------------------

RETIREMENT PLANS
----------------
During 1995, NYNEX terminated its supplemental executive defined benefit non-qualified pension plan and replaced it with a defined contribution plan. The value of the pension accrued for years prior to 1995 under the supplemental defined benefit plan was converted into a starting balance for the defined contribution plan. The annual company contribution to the defined contribution plan is determined as 25% of base salary that exceeds $150,000, plus 25% of bonus. This amount is included in the All Other Compensation column of the Summary Compensation Table on page 68 of this proxy statement.

PENSION TABLE
-------------
This table provides the estimated annual benefits payable upon retirement under the NYNEX qualified pension plan. Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts except in cases where a joint or survivor annuity is selected. Participants receive a pension based upon average compensation up to $150,000 multiplied by 1.6%. Average compensation is determined as five-year average base pay for the period January 1, 1986 to December 31, 1990, times years of service on December 31, 1990, plus all future base pay. The Executive Officers named below receive a benefit under this table, plus the annual credit under the defined contribution plan which has been included in the All Other Compensation column of the Summary Compensation Table.

                                        Years of Service
--------------------------------------------------------------------------------
Average
Compensation        15          20           25           30           35
--------------------------------------------------------------------------------
$300,000        $36,000      $48,000      $60,000      $72,000      $84,000
 400,000         36,000       48,000       60,000       72,000       84,000
 500,000         36,000       48,000       60,000       72,000       84,000
 600,000         36,000       48,000       60,000       72,000       84,000
 700,000         36,000       48,000       60,000       72,000       84,000
 800,000         36,000       48,000       60,000       72,000       84,000
--------------------------------------------------------------------------------
                          Current Base         Credited Years
Name of Individual        Compensation*        of Service*
--------------------------------------------------------------------------------
Ivan G. Seidenberg**        $640,000                 29
Frederic V. Salerno          530,000                 30
Richard A. Jalkut            500,000                 29
Alan Z. Senter**             411,000                  1
Donald B. Reed               370,000                 29

    * as of 12/31/95
   ** Although not currently service pension-eligible under the age and/or service requirements of the NYNEX pension plans, the amounts shown for Messrs. Seidenberg and Senter are as if they were pension-eligible. In addition, pensions are subject to a reduction for retirement prior to age 60.
Note: Benefits shown in this table may be further limited under the Internal
      Revenue Code of 1986, as amended.

Under the prior executive non-qualified pension plan, executives retiring during 1995 received an annual benefit based upon average compensation multiplied by the number of years service, times 1.6%. Average compensation was determined by adding the average of the five highest Short Term Incentive Plan awards received during the last ten years of employment, plus the total of the last sixty full months of salary divided by five. Pensions may not exceed 60% of the average compensation used in the pension formula. In connection with his retirement on March 31, 1995, Mr. Ferguson elected and received a lump sum payment of $4,671,468 under the Senior Management Non-Qualified Pension Plan. Mr. Ferguson also receives an annual pension of $268,747 from the NYNEX Management Pension Plan.

--------------------------------------------------------------------------------
NYNEX Proxy Statement            Employment Contracts, Termination of Employment
                                           and Change in Control Arrangements 21
--------------------------------------------------------------------------------

EMPLOYMENT CONTRACTS,
TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS
------------------------------

On December 16, 1993, the Board of Directors approved the NYNEX Executive Severance Pay Plan (the "Severance Plan") and the Executive Retention Agreement (the "Agreement") to be entered into with certain NYNEX Executive Officers as well as certain other Officers of NYNEX companies. The purpose of the Severance Plan and the Agreement is to enable NYNEX and its subsidiaries to remain competitive in attracting and retaining the very best executive talent. The Agreement provides the Executive Officer with certain benefits, pursuant to the Severance Plan, upon termination of employment under specified conditions.

Certain NYNEX Executive Officers, including Messrs. Seidenberg, Jalkut and Reed but excluding Messrs. Salerno and Senter, entered into an Agreement with NYNEX, effective January 3, 1994, for a term of employment to continue day to day. Mr. Salerno entered into an employment agreement with NYNEX on terms substantially similar to those in the Agreement, but for a minimum term commencing August 1, 1994 through December 31, 1996. A retention award consisting of a grant of restricted stock was made to each such NYNEX Executive Officer at the time of signing the Agreement. The value of the retention award equals 50% of the sum of the Executive Officer's 1994 annual salary and the standard award granted under the NYNEX Senior Management Short Term Incentive Plan for 1994 performance.

During the term of the Agreement, dividends on the restricted stock will be reinvested in additional NYNEX restricted stock. The retention award restrictions on the restricted stock shall lapse at the time of termination of employment only if the Executive Officer voluntarily separates from employment with the consent of the Chairman and Chief Executive Officer of NYNEX (or, in the case of Mr. Seidenberg, with the consent of the Board of Directors); dies; or is terminated by NYNEX without cause during the term of the Agreement. In the case of all other terminations, the restricted stock will be forfeited by the Executive Officer.

An Executive Officer who separates from active service with the consent of the Chairman of the Board and Chief Executive Officer (or, in the case of Mr. Seidenberg, with the consent of the Board of Directors) or is separated from active service pursuant to the terms of the NYNEX Force Management Plan, and in either case signs a separation agreement and release, or dies during the term of the Agreement, shall be entitled to a severance payment. The severance payment will be the value of the restricted stock, including reinvested dividends, which is designated as the retention award in the Executive Officer's Agreement, plus an additional three times salary as of July 1, 1996 for Mr. Seidenberg and two times such salary for Messrs. Salerno, Jalkut and Reed and certain other NYNEX Executive Officers and one times such salary for certain other Officers of NYNEX companies, plus interest accrued based upon the earnings of the Global Balanced Fund investment option of the NYNEX Corporation Savings Plan for Salaried Employees. An Executive Officer will not receive benefits or payment under the Severance Plan if he or she is separated from active service for cause; is separated from active service with an Employing Company that is sold and the Employing Company hires or offers employment within 60 days of the Executive Officer's separation from the Employing Company; or if the Executive Officer has an employment agreement other than the Agreement with the Employing Company.

Mr. Senter entered into a three-year employment agreement with NYNEX commencing September 1, 1994. The agreement provides for a sign-on bonus of $600,000 in restricted NYNEX Shares which vest at the rate of one-third per year, subject to certain conditions. Under terms of the agreement, if NYNEX terminates Mr. Senter's employment without cause prior to the third anniversary of the commencement of his employment, he will continue to receive monthly payments equal to his base salary until the end of the term of his agreement. In addition, Mr. Senter is entitled to receive a severance payment equal to two times his salary as of July 1, 1996, on substantially the same terms and conditions as contained in the Agreement described above.

NYNEX maintains various plans pursuant to which NYNEX Executive Officers and certain other Officers of NYNEX companies defer (on a voluntary and, in certain cases, involuntary basis) the receipt of all or part of certain specified compensation payments. NYNEX also maintains certain non-qualified pension, savings and retirement plans for such individuals. Amounts credited to the accounts of such individuals accrue earnings based upon various investment options selected by such individuals. To safeguard these benefits and other non-qualified benefits for other Officers, NYNEX will establish a trust which would become fully funded and irrevocable upon a Change of Control. As defined in the trust, a Change of Control occurs if (a) any person (other than a trustee or other fiduciary of securities held under an employee benefit plan of NYNEX) becomes the beneficial owner of 15% or more of the NYNEX voting stock, (b) a

--------------------------------------------------------------------------------
22 Share Owner Return Performance Graph                    NYNEX Proxy Statement
--------------------------------------------------------------------------------

tender offer is made and the offerer owns or has accepted payment for 15% or more of the NYNEX voting stock, or (c) during any period of twenty-four consecutive months members of the Board at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least two-thirds of such existing Directors (or of Directors whose election or nomination for election was previously so approved), cease to comprise a majority of the Board of Directors. The assets in the trust, however, remain subject to the claims of NYNEX's general creditors in the event of insolvency. In the event of a Change in Control (defined substantially identical to "Change of Control" above), NYNEX's 1995 Long Term Incentive Program provides that all stock options and stock appreciation rights previously granted will become fully exercisable, the restrictions on restricted stock previously granted will terminate, and performance units under the Senior Management Long Term Incentive Plan will be immediately valued based on the highest fair market value of NYNEX Common Stock during the period beginning thirty days prior to and ending thirty days after the Change in Control.

SHARE OWNER RETURN PERFORMANCE GRAPH
------------------------------------
The following line graph compares the yearly percent change in the cumulative Total Share Owner Return of NYNEX Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Regional Holding Company peer group stock index for the period of five fiscal years (1991-1995).


[THE FOLLOWING TABLE REPRESENTS PLOT POINTS IN THE PRINTED PIECE]
Comparison of 5-Year Cumulative Total Return*

               1990      1991      1992      1993      1994      1995
               -----     -----     -----     -----     -----     -----
NYNEX          100.0     120.7     132.8     134.2     130.5     202.9

PEER's**       100.0     103.1     114.4     137.3     134.7     195.9

S&P 500        100.0     130.5     140.4     154.6     156.7     215.6
---------

 * Assumes $100 invested on December 31, 1990 in NYNEX Common Stock, Standard & Poor's 500 Index and Peer Group Index, with all dividends reinvested; also assumes retention by Pacific Telesis Group stockholders of the AirTouch Communications stock spin-off, effective April 1, 1994, and conversion of U S WEST's common stock into Communications Stock and Media Stock effective November 1, 1995.

** Composite of 6 Regional Holding Companies: Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, Pacific Telesis Group, SBC Communications Inc., U S WEST, Inc.

OTHER INFORMATION
-----------------
As required by SEC rules, it is herein noted that in August 1995 four separate transactions in Shares of NYNEX Common Stock by a retired NYNEX Executive Officer, Raymond F. Burke, were not timely reported.

Solicitation of proxies is being made by management through the mail, in person and by telephone and telegraph. NYNEX will be responsible for costs associated with this solicitation. NYNEX has retained Kissel-Blake Inc., to aid in the solicitation of proxies at a cost of approximately $21,000, plus reimbursement of reasonable out-of-pocket expenses.

By order of the Board of Directors,
/s/Morrison DeS. Webb
MORRISON DeS. WEBB
Executive Vice President, General Counsel and Secretary          March 18, 1996